EXHIBIT 99.0

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	FOURTH QUARTER 2008

FOURTH QUARTER OF 2008 DISTRIBUTION HIGHER THAN PROJECTIONS...

The Fourth Quarter distribution is $1,300,000 ($28.09 per unit), which is $1,030,000 ($22.26 per unit) greater than the budgeted $270,000 ($5.83 per unit). The increase is primarily due to the unplanned sale of the Blockbuster property in December of 2008 (see Blockbuster’s Property Highlights on page 2).

2009 OUTLOOK…

Your Partnership has no debt and all the properties are owned “free and clear”. This is an exceptional situation to be in during the current credit crisis. We expect to distribute approximately $19 per unit, for an operating return of 6% (based on the $330 per unit Net Asset Value as of December 31, 2008). See Property Highlights on page 2 for further information.

DISTRIBUTION HIGHLIGHTS

•	$3,315,000 distributed for the four Quarters of 2008, which was $2,235,000 higher than originally projected.

•

The total distributions represent $71.63 per unit, and included approximately $44 per unit in “return of capital” (predominantly includes the Wendy’s net sale proceeds which were distributed in August of 2008 and the Blockbuster net sale proceeds which are included with this distribution mailing).

•

The approximate annualized “operating return” for the four Quarters of 2008 was approximately 7%, based on the 12/31/07 Net Asset Value of $385 and the adjusted (net of Wendy’s and Blockbuster properties which were sold during 2008) 12/31/07 Net Asset Value of $340 (See Questions & Answers on page 2 for discussion of NAV).

•

$1,546 to $1,397 is the range of cumulative distributions per unit from the first unit sold to the last unit sold before the offering closed (3/90), respectively. (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

SEE INSIDE

Distribution and Property Highlights	2
Questions & Answers	2
Contact Information	2

	DIVALL 2 QUARTERLY NEWS	4 Q 08

Property Highlights

PROPERTIES SOLD

•

Ogden, UT (operates as Blockbuster Video): As stated in the previous newsletters, the one year lease extension beginning February 1, 2008 was not included in the original 2008 budget. During the Third Quarter, the Blockbuster lease was extended an additional year and was set to expire on January 31, 2010. In September of 2008, a sales contract was executed at a sales price of $1,075,000 and closing took place on December 1, 2008. The net sales proceeds are included in the distribution received with this newsletter.

OTHER PROPERTIES

•

Des Moines, IA (operates as Daytona’s All Sports Café): The lease on the property was extended for one year and expires as of February 28, 2009. Management is currently working with Daytona’s to further extend the lease and has recently defaulted the tenant due to its 30 day delinquency for rent and taxes. Due to the vagaries of a sports bar, a lease renewal for Daytona’s is not included in the 2009 budget.

•

Park Forest, IL (formerly operated as a Popeye’s restaurant: As previously reported, due to the termination of the lease with Popeye’s, the Partnership is responsible for the property’s 2008 real estate taxes that will be due in 2009. The Park Forest property is a troubled location; however, the NAV attributable to this property at 12/31/08 is approximately zero and therefore the downside to this vacancy is limited. Management is currently exploring options as to how to mitigate the carrying costs for this property.

•

Richland Ave, Charleston, SC property (operates as a Wendy’s restaurant): The lease on the property was amended in December of 2008 to extend the original lease term five years to November 6, 2021 with a five year renewal option.

•

Phoenix, AZ (operates as a Denny’s restaurant): The lease on the property is set to expire on April 30, 2009. Management is currently working with the tenant to extend the lease. Due to market uncertainty, a lease renewal for Denny’s is not included in the 2009 budget.

•	Columbus, OH (operates as an Applebee’s restaurant): The lease on the property is set to expire on October 31, 2009. Management anticipates a renewal of the lease and has budgeted accordingly.

QUESTIONS & ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the First Quarter of 2009 is scheduled to be mailed on May 15, 2009.

•	What was the December 31, 2007 Net Asset Value (“NAV”)?

The Net Asset Value was $385 per unit. The Net Asset Value letter from the General Partner was included with the February 15, 2008 distribution mailing. Please note that the year-end NAV should be adjusted (reduced) for any subsequent property sales during the following year. For example, due to the sale of the Wendy’s- Savannah Hwy. property in May of 2008 and the sale of the Blockbuster property, $25 and $20 per unit, respectively, would be deducted from the 12/31/07 NAV of $385. Therefore, the adjusted 12/31/07 NAV, net of effects of 2008 property sales, was $340 per unit.

•	What was the December 31, 2008 Net Asset Value (“NAV”)

The Net Asset Value was $330 per unit. The Net Asset Value letter from the General Partner is included with this distribution mailing. As noted above, a year-end NAV should be adjusted (reduced) for any subsequent property sales during the following year.

•	When can I expect to receive my 2008 Partnership K-1?

According to IRS regulations Management is not required to mail K-1’s until April 15th, 2009. The 2008 K-1’s are scheduled to be mailed out by mid- March of 2009.

•	I’ve moved. How do I update my account registration?

Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

•	If I have questions or comments, how can I reach DiVall Investor Relations?

You can reach DiVall Investor Relations at the address and/or number(s) listed below.

•	How do I have a question answered in the next Newsletter?

Please e-mail your specific question to Diane Conley (DiVall Controller) at dconley@theprovogroup.com by Monday, April 13th, 2009.

CONTACT INFORMATION

MAIL:	DiVall Investor Relations	PHONE:	1-800-547-7686
	c/o Phoenix American Financial Services, Inc.	FAX:	1-415-485-4553
2401 Kerner Blvd.
San Rafael, CA 94901

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 2008

	PROJECTED	ACTUAL	VARIANCE
	4TH QUARTER 12/31/2008	4TH QUARTER 12/31/2008	BETTER (WORSE)
OPERATING REVENUES
Rental income	$557,589	$554,146	$(3,443)
Interest income	8,000	5,101	(2,899)
Gain on sale of investment property	0	601,329	601,329
Other income	0	4,671	4,671

TOTAL OPERATING REVENUES	$565,589	$1,165,245	$599,656

OPERATING EXPENSES
Insurance	$8,586	$8,323	$263
Management fees	58,539	58,293	246
Overhead allowance	4,722	4,716	6
Advisory Board	2,625	2,125	500
Administrative	7,290	25,637	(18,347)
Professional services	18,100	18,000	100
Auditing	20,250	(23,750)	44,000
Legal	9,000	3,751	5,249
Property Expenses	13,198	13,750	(552)

TOTAL OPERATING EXPENSES	$142,310	$110,844	$31,466

INVESTIGATION AND RESTORATION EXPENSES	$0	$162	$(162)

NON-OPERATING EXPENSES
Depreciation	$50,457	$47,527	$2,930
Amortization	2,304	3,693	(1,389)

TOTAL NON-OPERATING EXPENSES	$52,761	$51,220	$1,541

TOTAL EXPENSES	$195,071	$162,226	$32,845

NET INCOME	$370,518	$1,003,019	$632,501

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	$52,761	$51,220	(1,541)
Recovery of amounts previously written off	0	(4,060)	(4,060)
Gain on sale of investment property	0	(601,329)	(601,329)
(Increase) Decrease in current assets	(278,073)	(257,056)	21,017
Increase (Decrease) in current liabilities	6,423	(5,735)	(12,158)
(Increase) Decrease in cash reserved for payables	(7,905)	1,723	9,628
Current cash flows advanced from (reserved for) future distributions	122,551	122,551	0

Net Cash Provided From Operating Activities	$266,275	$310,334	$44,059

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	$(3,500)	$(2,218)	$1,282
Payment of Leasing Commissions	0	(13,752)	(13,752)
Recovery of amounts previously written off	0	4,060	4,060
Net sale proceeds from sale of investment property	0	1,004,036	1,004,036

Net Cash (Used In) From Investing And Financing Activities	$(3,500)	$992,125	$995,625

Total Cash Flow For Quarter	$262,775	$1,302,459	$1,039,684

Cash Balance Beginning of Period	676,588	650,751	(25,837)
Less 3rd quarter 2008 L.P. distributions paid 11/08	(270,000)	(300,000)	(30,000)
Change in cash reserved for payables or future distributions	(114,646)	(124,274)	(9,628)

Cash Balance End of Period	$554,718	$1,528,936	$974,218

Cash reserved for 4th quarter 2008 L.P. distributions	(270,000)	(1,300,000)	(1,030,000)
Cash reserved for payment of accrued expenses	(179,643)	(121,779)	57,864
Cash advanced from (reserved for) future distributions	0	0	0

Unrestricted Cash Balance End of Period	$105,075	$107,157	$2,082

	PROJECTED	ACTUAL	VARIANCE
* Quarterly Distribution	$270,000	$1,300,000	$1,030,000
Mailing Date	02/13/2009	(enclosed )	—

*	Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2009 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT INVESTMENT PROPERTIES

AS OF DECEMBER 31, 2008

PORTFOLIO	(Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S (2)	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%

DENNY’S (3)	PHOENIX, AZ	972,726	24,000	2.47%		183,239	0	0	0.00%	1,155,965	24,000	2.08%

CHINESE SUPER BUFFET	PHOENIX, AZ	865,900	72,000	8.32%		221,237	0	0	0.00%	1,087,137	72,000	6.62%

DAYTONA’S All SPORTS CAFÉ (4)	DES MOINES, IA	845,000	12,000	1.42%		52,813	0	0	0.00%	897,813	12,000	1.34%

KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%

Note:

1:	This property summary includes only property held by the Partnership as of December 31, 2008.
2:	The Applebee’s lease is set to expire on October 31, 2009. Management is currently working with the tenant to extend the lease. Management anticipates a lease renewal, so therefore twelve months of rent are included above.
3:	The Denny’s lease is set to expire on April 30, 2009. Management is currently working with the tenant to extend the lease. However, due to uncertainty of a renewal or release, only four months of lease obligations are shown.
4:	The Daytona’s lease is set to expire on February 28, 2009. Management is currently working with the tenant to extend the lease. However, due to uncertainty of a renewal or release, only two months of lease obligations are shown.
5:	Popeye’s ceased operations in June of 2008 and the lease was terminated in July of 2008. Management anticipates the property will be vacant throughout 2009.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2008 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT INVESTMENT PROPERTIES

AS OF SEPTEMBER 30, 2008

PORTFOLIO	(Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
VACANT (FORMER POPEYE’S) (5)	PARK FOREST, IL	580,938	0	0.00%						580,938	0	0.00%

PANDA BUFFET	GRAND FORKS, ND	739,375	38,000	5.14%						739,375	38,000	5.14%

WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%
PORTFOLIO TOTALS		11,302,885	1,108,280	9.81%		541,789	29,849	0	0.00%	11,844,674	1,108,280	9.36%

Note:

1:	This property summary includes only property held by the Partnership as of December 31, 2008.
2:	The Applebee’s lease is set to expire on October 31, 2009. Management is currently working with the tenant to extend the lease. Management anticipates a lease renewal, so therefore twelve months of rent are included above.
3:	The Denny’s lease is set to expire on April 30, 2009. Management is currently working with the tenant to extend the lease. However, due to uncertainty of a renewal or release, only four months of lease obligations are shown.
4:	The Daytona’s lease is set to expire on February 28, 2009. Management is currently working with the tenant to extend the lease. However, due to uncertainty of a renewal or release, only two months of lease obligations are shown.
5:	Popeye’s ceased operations in June of 2008 and the lease was terminated in July of 2008. Management anticipates the property will be vacant throughout 2009.